Joint-Stock Company "Technologies of Trust – Audit" ("Technologies of Trust – Audit" JSC)	Ferro-Plaza Business Centre, 14/3 Krzhizhanovsky street, bldg. 5/1, Akademichesky municipal district, Moscow, Russian Federation, 117218 +7 495 967 60 00
www.tedo.ru

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-177622 and 333-213317) and in the Registration Statement on Form F-3 (No. 333-239391) of Yandex N.V. of our report dated April 26, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ Joint-Stock Company “Technologies of Trust – Audit”

Moscow, Russian Federation

April 26, 2024